EXHIBIT 99.1

Anworth Mortgage Asset Corporation Prices an Offering of Series A Preferred Stock

SANTA MONICA, California – (November 2, 2004) – Anworth Mortgage Asset Corporation (ANH) announced today the pricing of 1,000,000 shares of Series A Cumulative Preferred Stock. The shares have a liquidation value of $25.00 per share and will pay an annual coupon of 8.625%. The Company has granted its underwriters an option, exercisable for 30 days, to purchase up to an additional 150,000 shares to cover over-allotments, if any. The net proceeds from the offering are expected to be approximately $23.9 million (or approximately $27.5 million if the underwriters’ over-allotment option is exercised in full).

“We are pleased to engage in another offering with Friedman, Billings, Ramsey & Co., Inc. and our underwriting group,” said Lloyd McAdams, Chairman, President and Chief Executive Officer of Anworth Mortgage Asset Corporation. “Proceeds raised from this offering will be used to acquire mortgage-related assets consistent with our investment policy.”

The underwriters expect to deliver the preferred stock to purchasers on or about November 5, 2004, and the preferred stock is expected to commence trading on the New York Stock Exchange within 30 days after initial delivery under the symbol “ANHPrA.”

The preferred stock may be redeemed at the election of the Company on or after November 5, 2009, for an amount equal to the liquidation value ($25.00 per share), plus accrued and unpaid dividends to the date of redemption. The preferred stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the Company.

Friedman, Billings, Ramsey & Co., Inc. is serving as sole book runner and lead manager for the offering and Stifel, Nicolaus & Company, Incorporated, Advest, Inc., BB&T Capital Markets and Flagstone Securities as co-managers.

A shelf registration statement relating to these securities was filed with the Securities and Exchange Commission and has been declared effective. The offering is made by means of a prospectus only, which may be obtained from Friedman, Billings, Ramsey & Co., Inc. at 1001 19th Street N, Arlington, Virginia 22209. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman, 310-255-4438 or 310-255-4493